EXHIBIT 99.1


[USI LOGO]


Contact: Diana Burton
         (561) 514-3850


                                                          For Immediate Release
                                                          ---------------------


         U.S. INDUSTRIES, INC. ACCEPTS NOTES DUE 2006 IN TENDER OFFER;
                 SUCCESSFULLY COMPLETES DEBT RESTRUCTURING PLAN

WEST PALM BEACH, FL. November 25, 2002 -- U. S. Industries, Inc. (NYSE-USI) announced today that it has accepted for payment $54,763,000 in aggregate principal amount of its 7-1/4% Senior Notes due 2006 (the "2006 Notes") validly tendered in USI's tender offer and related consent solicitation, launched on October 24, 2002. The tender offer expired on November 22, 2002. USI will promptly deposit with Wells Fargo Bank Minnesota, N.A., USI's Depositary, payment for the accepted 2006 Notes.

The successful consummation of the tender offer has completed the Company's plan to reduce its overall debt and extend the maturities of its bank credit facility and 7-1/8% senior notes due 2003 (the "2003 Notes"). Asset sales and cash flow along with the tender offer and the exchange offer for the 2003 Notes have enabled USI to reduce its outstanding debt by approximately $743 million since June 2001. USI's bank credit facility now becomes due on October 4, 2004 and in the exchange offer for its 2003 Notes, approximately 96% of the holders tendered their notes in exchange for 11-1/4% senior notes due 2005. Cash held in escrow for the 2003 Notes was used to reduce the outstanding principal of those 2003 Notes by approximately $105 million. USI has substantially reduced its interest expense as a result of the debt restructuring, and has enhanced its flexibility to further refinance or to repay its debt in full over time.

David H. Clarke, Chairman and Chief Executive Officer of U.S. Industries, said, "With the successful completion of the note exchange and tender offers and the extension our bank credit facilities, we are in a much more secure financial position and we can place additional focus on our core operating businesses."


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Approximately $124,955,000 in aggregate principal amount, or over 99%, of USI's outstanding 2006 Notes has been tendered for purchase. These numbers are based upon a preliminary count by Wells Fargo Bank Minnesota, N.A., USI's Depositary.

U.S. Industries owns several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow Vacuum Cleaners.


Disclosure Concerning Forward-Looking Statements
------------------------------------------------
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs and availability, freight costs, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.